                                                                   Exhibit 10.21

Loan Identification No.: EE032

                                 PROMISSORY NOTE

$2,500,000.00                    January 24, 1997        Los Angeles, California

Interest Rates Available (see attached Exhibit A):

            (a) Reference Rate plus the Reference Rate Margin;
            (b) LIBOR Rate plus the Libor Margin;

Maturity Date: December 31, 1997 (see Section 5 below).

--------------------------------------------------------------------------------

      1. FOR VALUE RECEIVED, HEALTH SCIENCE PROPERTIES, INC., a Maryland corporation ("Borrower") promises to pay to the order of BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION ("Bank") at Bank's Commercial Real Estate Services Group Office in Los Angeles, California, or at such other place as Bank from time to time may designate, the principal sum of TWO MILLION FIVE HUNDRED THOUSAND Dollars ($2,500,000.00) (the "Maximum Loan Amount"), or so much of that sum as may be advanced under this promissory note ("Note"), plus interest as specified in this Note. This Note evidences a revolving line of credit loan ("Loan") from Bank to Borrower and is one of several Loan Documents, as defined and designated in a line of credit loan agreement ("Loan Agreement") dated the date hereof, between Bank and Borrower.

      2. The principal sum outstanding from time to time under this Note shall bear interest in accordance with the formulas set forth in Exhibit A. Interest shall be calculated on the basis of a 360-day year and actual days elapsed, which results in more interest than if a 365-day year were used.

      3. (a) Accrued interest shall be payable on the first day of each month in arrears, on any portion of the Loan bearing interest at the Reference-based Rate, and on any Rate Portion having a Rate Period longer than one month. (As used here, the terms "Reference-based Rate," "Rate Portion" and "Rate Period" have the meanings given to them in Exhibit A.) In addition, all interest accrued on any Rate Portion, regardless of its length, shall be due and payable on the last day of the applicable Rate Period and with any prepayment.


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

            (b) Until directed otherwise, all payments shall be made in accordance with Section 3.4 of the Loan Agreement.

      4. For purposes of this Note, "interest" shall include any and all interest payable as provided in this Note.

      5. All principal and all accrued and unpaid interest shall be due and payable no later than December 31, 1997. Some or all of the Loan Documents, including the Loan Agreement, contain provisions for the acceleration of the maturity of this Note.

      6. Bank shall not be required to make any advance if that would cause the outstanding principal of this Note to exceed the Maximum Loan Amount.

      7. Borrower may prepay some or all of the principal under this Note, on the terms and subject to the conditions set forth in Exhibit B.

      8. If Bank has not received the full amount of any monthly payment, other than the final principal payment, by the end of 10 calendar days after the date it is due, Borrower shall pay a late charge to Bank in the amount of six percent (6%) of the overdue payment; Borrower shall pay this late charge only once on any particular late payment.

      9. From and after maturity of this Note (whether upon scheduled maturity, by acceleration or otherwise), all sums then due and payable under this Note, including all principal and all accrued and unpaid interest, shall bear interest until paid in full at an annual rate (the "Default Rate") of three percent (3%) in excess of the higher of (i) the Reference-based Rate or (ii) the interest rate which would otherwise be applicable under the provisions of Exhibit A; provided, however, that if at the time of maturity different portions of the Loan are bearing interest at different rates in accordance with Exhibit A, the Default Rate shall be calculated separately as provided above with respect to each Rate Portion and with respect to any portion of the Loan then bearing interest at the Reference-based Rate.

      10. If any of the following "Events of Default" occur, any obligation of the holder to make advances under this Note and any right of Borrower to designate an interest rate other than the Reference-based Rate shall terminate, and at the holder's option, exercisable in its sole discretion, all sums of principal and interest under this Note shall become immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character:

            (a) Borrower fails to perform any obligation under this Note to pay principal or interest, and does not cure that failure within fifteen (15) days after the date when due; or

            (b) Borrower fails to perform any other obligation under this Note to pay money, and does not cure that failure within fifteen (15) days after written notice from Bank; or

            (c) Under any of the Loan Documents, an Event of Default (as defined in that document) occurs, except as provided in Section 11 below.

      11. It shall be an "Event of Default" under this Note if Borrower becomes the subject of any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships ("Insolvency Proceeding"). If that happens, any obligation of the holder to make advances under this Note and any right of Borrower to designate an interest rate other than the Reference-based Rate shall terminate, and all sums of principal and interest under this Note shall automatically become immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character.

      12. All amounts payable under this Note are payable in lawful money of the United States during normal business hours on a Banking Day, as defined in
Article IV of Exhibit A. Checks constitute payment only when collected.

      13. If any lawsuit, reference or arbitration is commenced which arises out of or relates to this Note, the Loan Documents or the Loan, the prevailing party shall be entitled to recover from each other party such sums as the court, referee or arbitrator may adjudge to be reasonable attorneys' fees in the action, reference or arbitration, in addition to costs and expenses otherwise allowed by law. In all other situations, including any matter arising out of or relating to any Insolvency Proceeding, Borrower agrees to pay all of Bank's costs and expenses, including reasonable attorneys' fees, which may be incurred in enforcing or protecting Bank's rights or interests. From the time(s) incurred until paid in full to Bank, all such sums shall bear interest at the Default Rate.

      14. Whenever Borrower is obligated to pay or reimburse Bank for any attorneys' fees, those fees shall include the allocated costs for services of in-house counsel.

      15. This Note is governed by the laws of the State of California, without regard to the choice of law rules of that State.


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

      16. Borrower agrees that the holder of this Note may accept additional or substitute security for this Note, or release any security or any party liable for this Note, or extend or renew this Note, all without notice to Borrower and without affecting the liability of Borrower.

      17. If Bank delays in exercising or fails to exercise any of its rights under this Note, that delay or failure shall not constitute a waiver of any of Bank's rights, or of any breach, default or failure of condition of or under this Note. No waiver by Bank of any of its rights, or of any such breach, default or failure of condition shall be effective, unless the waiver is expressly stated in a writing signed by Bank. All of Bank's remedies in connection with this Note or under applicable law shall be cumulative, and Bank's exercise of any one or more of those remedies shall not constitute an election of remedies.

      18. This Note inures to and binds the heirs, legal representatives, successors and assigns of Borrower and Bank; provided, however, that Borrower may not assign this Note or any Loan funds, or assign or delegate any of its rights or obligations, without the prior written consent of Bank in each instance. Bank in its sole discretion may transfer this Note, and may sell or assign participations or other interests in all or part of the Loan, on the terms and subject to the conditions of the Loan Documents, all without the consent of Borrower. Also without the consent of Borrower, Bank may disclose to any actual or prospective purchaser of any securities issued or to be issued by Bank, and to any actual or prospective purchaser or assignee of any participation or other interest in this Note, the Loan or any other loans made by Bank to Borrower (whether evidenced by this Note or otherwise), any financial or other information, data or material in Bank's possession relating to Borrower, the Loan or the Property, including any improvements on it. If Bank so requests, Borrower shall sign and deliver a new note to be issued in exchange for this Note.

      19. As used in this Note, the terms "Bank," "holder" and "holder of this Note" are interchangeable. As used in this Note, the word "include(s)" means "include(s), without limitation," and the word "including" means "including, but not limited to." Exhibits A and B, are attached to this Note and are incorporated in this Note by this reference.

      20. Bank agrees that any information provided to Bank in connection herewith shall be treated by Bank in a confidential manner, and shall not be disclosed by it to persons who are not parties to the Loan Documents; except:
(a) to counsel for and other advisors, accountants, and auditors to Bank; (b) as may be required by statute, decision, or judicial or administrative order, rule, or regulation or governmental or regulatory authority to which Bank is or may become subject; (c) as may be agreed to in advance; (d) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Bank or becomes available on a non-confidential basis from a third party); (e) to any person and in any proceeding necessary in Bank's reasonable judgment to protect Bank's interest in connection with any claim or dispute involving Bank, and (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participation, or pledge or prospective pledge of Bank's interests under this Agreement, provided that any such counsel, advisors, accountants, auditors and any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to take its interest under the Loan Documents subject to the terms hereof. The provisions of this Section 21 shall survive for two years after the full and final repayment of the Loan.

      21. If more than one person or entity are signing this Note as Borrower, their obligations under this Note shall be joint and several. If Borrower is a partnership, Borrower and each of Borrower's constituent general partners shall be jointly and severally liable to Bank for Borrower's obligations under this Note.

      22. Borrower has caused this Note to be executed by its officers, who were duly authorized and directed to do so by a resolution of its Board of Directors which was duly passed and adopted by the requisite number of members of the Board at a meeting which was duly called, noticed, and held.

Borrower:                                                 Mail Address:
HEALTH SCIENCE PROPERTIES, INC.                           251 South Lake Avenue
a Maryland corporation                                    Suite 700
                                                          Pasadena, CA  91101
                                                          Telephone No.:
                                                          818-578-0777


By: /s/ J. M. Sudarsky
    ---------------------------
Name: Jerry M. Sudarsky
Title: Chairman/CEO

By: /s/ Joel S. Marcus
    ---------------------------
Name: JOEL S. MARCUS
Title: Vice Chairman/COO


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

Borrower: HEALTH SCIENCE PROPERTIES, INC.

Loan Identification No.: EE032

                          EXHIBIT A TO PROMISSORY NOTE
                                 INTEREST RATES

I. Available Interest Rates

      On and subject to the terms and conditions of this Exhibit A, Borrower may choose to have all or portions of the principal balance of the Loan bear interest at any one of the following rates:

      1.1 Reference Rate plus the Reference Rate Margin herein described (the "Reference-based Rate");

      1.2 LIBOR Rate plus the Libor Margin herein described (the "LIBOR Alternative");

"Reference Rate Margin" and the "Libor Margin" mean, with respect to each advance, the respective percentages per annum, at any point in time, based on the range into which a calculation of the ratio of Borrower's Liabilities to Gross Asset Value (the "LIAB/GAV Calculation") then falls, in accordance with the table set forth below. LIAB/GAV Calculation shall be determined by Borrower and set out in each Compliance Certificate, provided, however, that the representation of the LIAB/GAV Calculation on each Borrowing Notice shall be deemed to be made with respect to the Compliance Certificate most recently delivered to Bank pursuant to Section 6.2 of the Agreement.

Liabilities to          Reference Rate               Libor
Gross Asset Value       Margin                       Margin
-----------------       ------                       ------
Less than .75:1         1.00 percent per year        2.5 percent per year

 .75  to .80:1           1.25 percent per year        2.75 percent per year

The terms used above are defined in Article II of this Exhibit A. The Reference-based Rate is a variable rate. Each rate other than the Reference-based Rate (a "Contract Rate") may be fixed by agreement between Borrower and Bank as to a given principal amount (the "Rate Portion") during a given period of time (the "Rate Period").


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

II. Interest Rate Definitions

      2.1 Reference Rate

            "Reference Rate" means the per annum rate of interest publicly announced from time to time by Bank at San Francisco, California, as its Reference Rate. The Reference Rate is set by Bank based on various factors, including Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing loans. Bank may price loans at, above or below the Reference Rate. Any change in the Reference Rate shall take effect on the day specified in the public announcement of such change.

            Each request for a Reference-based Rate advance shall be received by Bank no later than 11:00 a.m. San Francisco time on any Banking Day.

      2.4 LIBOR Alternative

            (a) With respect to a given Rate Period and Rate Portion where interest is calculated based on the LIBOR Alternative, "LIBOR Rate" means the per annum rate of interest, rounded upward, if necessary, to the nearest 1/100th of one percent, determined by the following formula:

                LIBOR Rate = London Inter-Bank Offered Rate
                             ------------------------------
                              (1.00 - Reserve Percentage)

All figures used in this calculation shall be determined by Bank as of the day when Bank delivers the binding rate quote to Borrower.

            (b) For purposes of this formula, the following definitions shall apply:

                  (i) "London Inter-Bank Offered Rate" means the per annum rate of interest, rounded upward, if necessary, to the nearest 1/16th of one percent (0.0625%), at which Bank's London branch, London, England, would offer U.S. dollar deposits in amounts and for periods comparable to those of the applicable Rate Portion and Rate Period to major banks in the London U.S. dollar inter-bank market at approximately 11:00 a.m., London time, the first Banking Day after Borrower's rate election.

                  (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in


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

      Federal Reserve Board Regulation D. The Reserve Percentage shall be expressed in decimal form and rounded upward, if necessary, to the nearest 1/100th of one percent, and shall include marginal, emergency, supplemental, special and other reserve percentages.

            (c) So long as no Event of Default is continuing, Borrower may elect a LIBOR Alternative no later than 9:30 a.m., San Francisco time, on any Banking Day. The applicable Rate Period shall begin on the third Banking Day after Borrower's rate election.

            (d) From time to time, Bank in its sole discretion may determine that:

                  (i) It is illegal for Bank to offer the LIBOR Alternative, or to obtain funds in the London U.S. dollar inter-bank market in amounts and for periods comparable to those of the requested Rate Portion and Rate Period (a "LIBOR Illegality"); or

                  (ii) U.S. dollar deposits are not available in the London U.S. dollar inter-bank market in amounts and for periods comparable to those of the requested Rate Portion and Rate Period; or

                  (iii) The LIBOR Alternative does not accurately reflect the costs associated with the requested Rate Portion and Rate Period.

In any such event, Bank shall have no obligation to honor Borrower's election of a LIBOR Alternative for any new Rate Portion and Rate Period. If Bank in its sole discretion should determine that any LIBOR Illegality has occurred and is continuing, any existing Rate Portion bearing interest at the LIBOR Alternative shall automatically bear interest at the Reference-based Rate until Borrower makes a valid election of a new Contract Rate and a new Rate Period for that portion. Borrower shall not be obligated to pay any Prepayment Premium (as defined in Exhibit B) if any existing Rate Period is interrupted because of a LIBOR Illegality. No validly existing Rate Period or Rate Portion shall be affected by the occurrence of any event or condition described in clauses (ii) or (iii) above.

III.   Election of Contract Rates

      3.1 Requests for Contract Rate Quotes

            From time to time, Borrower may request Bank to quote a given Contract Rate. Such a request shall be made by


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

Borrower in writing or by a telephone call to a Bank officer in the unit specified in Section 1 of the Note as the place where payments are to be made.

      3.2 Contract Rate Election Procedures

            In response to Borrower's request, Bank shall provide an indicative rate quote for a given LIBOR Alternative or a binding rate quote for any other specified Contract Rate. Based on such information, Borrower may elect that LIBOR Alternative or other Contract Rate within the time specified above, together with the associated Rate Period and Rate Portion; provided, however, that Borrower may not select a Rate Period that extends beyond the maturity date of this Note (the "Maturity Date"). Such an election by Borrower shall be irrevocable, whether it is made in writing or by telephone.

            Borrower understands that any election of a LIBOR Alternative shall be made based on an indicative rate quote only, and that such election shall become irrevocable one Banking Day before Bank will be able to provide the binding rate quote. Bank shall not be bound by any indicative rate quote or other preliminary information that it may give Borrower concerning a particular LIBOR Alternative before it delivers the binding rate quote.

      3.3 Confirmation of Contract Rate Elections

            Bank's written confirmation of Borrower's Contract Rate elections is not necessary or required. However, if Bank so chooses and at Bank's sole option, Bank may confirm from time to time any election by Borrower of a Contract Rate by a written notice. The notice shall be in such form as Bank may deem appropriate but it shall indicate on its face that it is a confirmation of Borrower's interest rate election (such as being titled "Contract Rate Notice"). Bank shall have no obligation to provide any contract rate notice to Borrower. If Bank fails to send such notice to Borrower or if Bank chooses not to send such notice to Borrower, that shall not affect any Contract Rate or Rate Period placed in effect or the effectiveness of any act performed by Bank in response to a telephonic interest rate election by Borrower.

      3.4 Effect of Nonelection

            If Borrower does not specify a Contract Rate for any portion of the Loan, or if for any such portion a Contract Rate cannot be selected or maintained (for example, because an Event of Default is continuing or because the minimum portion size requirement has not been met), that portion shall bear interest at the Reference-based Rate until Borrower makes a valid election of a different interest rate. After any Rate Period expires, the applicable Rate Portion shall bear interest at the Reference-based Rate until Borrower makes a valid election of a new Contract Rate and a new Rate Period for that portion.

      3.5 Minimum Rate Portion Size

            Borrower may select a Contract Rate, each of which shall be in an aggregate minimum principal amount of $500,000 or any multiple of $100,000 in excess thereof.

      3.6 Durations of Rate Periods

            For each contract Rate, Borrower may select Rate Periods of one, two, three, or six months, but not extending beyond the Maturity Date. The last day of a Rate Period for a LIBOR Alternative shall be determined by Bank in accordance with the practices of the London U.S. dollar inter-bank market.

      3.7 Limitation on Number of Rate Portions

            At any given time, Borrower may have no more than five portions of the Loan bearing interest at different Contract Rates or for different Rate Periods.

      3.8 Authorized Persons

            Borrower hereby designates Joel Marcus or Jerry Sudarsky or such other representative of Borrower as may be designated in writing by Borrower from time to time, as being authorized to make interest rate elections on Borrower's behalf in writing or by telephone. Bank shall be entitled to rely on telephonic or written directions from such persons until this authorization is revoked by Borrower in writing.

IV. Definitions

      All capitalized terms used in this Exhibit A without definition shall have the meanings given them in the note. Except for purposes of the LIBOR Alternative, "Banking Day" means a day other than a Saturday or Sunday, on which banks are open for business in New York, New York and Bank is open for business in San Francisco, California. For purposes of the LIBOR Alternative, "Banking Day" means a day other than a Saturday or Sunday, on which banks are open for business in London, England and New York, New York and Bank is open for business in San Francisco, California.

Borrower: HEALTH SCIENCE PROPERTIES, INC.
Loan Identification No.: EE032

                          EXHIBIT B TO PROMISSORY NOTE
                                PREPAYMENT TERMS

      All capitalized terms used in this Exhibit B without definition shall have the meanings given them in the attached Note and Exhibit A.

      1. Prepayment Premium

            Each prepayment of all or part of a Rate Portion bearing interest at a Contract Rate, whether voluntary, by reason of acceleration, a credit bid at foreclosure or otherwise, shall be accompanied by all interest accrued on the prepaid principal amount, plus a premium ("Prepayment Premium") calculated as provided below. Bank shall submit a certificate to Borrower setting forth its determination of any Prepayment Premium, which shall be conclusive and binding in the absence of manifest error. Bank reserves the right to provide interim calculations of such Prepayment Premium in any notice of default or notice of sale for informational purposes but the exact amount of such Prepayment Premium shall be calculated only upon the actual prepayment of such Rate Portion as aforesaid.

      2. LIBOR Alternative Premium

            The Prepayment Premium for the LIBOR Alternative shall be the sum of:

            (a) $250; and

            (b) the amount, if any, by which X exceeds Y,

where:

                  (i) X equals the additional interest that would have accrued on the principal amount prepaid at the LIBOR Rate without any spread, if that amount had remained outstanding until the last day of the applicable Rate Period, and

                  (ii) Y equals the interest that Bank could recover by placing the prepaid funds on deposit in the London U.S. dollar inter-bank market for a period beginning on the day of the prepayment and ending on the last day of the applicable Rate Period, or for a comparable period for which an appropriate rate quote may be obtained; and

            (c) an amount equal to all costs and expenses which Bank reasonably expects to incur in liquidation and reinvestment of the prepaid funds.

      3. Notice of Prepayment

            Borrower shall give Bank irrevocable written notice of Borrower's intention to make any prepayment, specifying the date and amount of the prepayment. The notice must be received by Bank at least five (5) Banking Days in advance of the prepayment. Borrower understands that Bank may incur costs and expenses, suffer losses or make payments in reliance upon Borrower's delivery to Bank of such a written notice of prepayment. If Borrower subsequently fails to make the prepayment as specified in such notice and as required hereunder, then, upon demand by Bank, Borrower shall pay or reimburse Bank for all such costs, expenses, losses and payments.

      4. Borrower's Waiver

            By its signature below, Borrower expressly waives any right to prepay any Rate Portion except on the express terms of this Exhibit B. If the maturity of this Note is accelerated by reason of any Event of Default, Bank may require payment of the Prepayment Premium as a condition of accepting any such tender.

      5. Borrower's Acknowledgment

            Borrower acknowledges that prepayment of the Loan may result in Bank's incurring additional costs, expenses and liabilities. Borrower therefore agrees to pay the Prepayment Premium described above, and further agrees that the Prepayment Premium represents a reasonable estimate of the prepayment costs, expenses and liabilities of Bank. By its signature below, Borrower acknowledges that it is a knowledgeable real estate developer or investor and fully understands the effect of the waiver contained in this Exhibit B. Borrower agrees that Bank's willingness to offer Contract Rates to Borrower is sufficient and independent consideration for this waiver, and Borrower understands that Bank would not offer Contract Rates to Borrower absent this waiver.


HEALTH SCIENCE PROPERTIES, INC.
a Maryland corporation


By: /s/ J. M. Sudarsky                   Dated: January 24, 1996
    ---------------------------
Name: Jerry M. Sudarsky
Title: Chairman / CEO

By: /s/ Joel S. Marcus                   Dated: January 24, 1996
    ---------------------------
Name: JOEL S. MARCUS
Title: Vice Chairman / COO